EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of capital stock of FactSet Research Systems Inc. (the “Company,” “FactSet,” “we,” “us” and “our”) summarizes certain provisions of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-laws (the “Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been included as exhibits to this Annual Report on Form 10-K.
Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, none of which is outstanding or reserved for issuance, par value $0.01 per share.
Listing
Our common stock is listed on the New York Stock Exchange and the Nasdaq Stock Market under the symbol “FDS.”
Common Stock
Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the stockholders, the presence in person or by proxy of the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote constitutes a quorum for the transaction of any business.
Voting Rights. Each share of common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders, subject to any voting rights of holders of our preferred stock. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, any corporate action to be taken by vote of the stockholders shall be authorized by a majority of the total votes cast at a meeting of stockholders by the holders of shares present in person or represented by proxy and entitled to vote on such action.
In an uncontested election, each director will be elected by a vote of the majority of the votes cast and any nominee for Director in an uncontested election who does not receive a majority of votes cast for his or her election shall not be elected. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open director positions. A contested election is one in which: (i) as of the last day for giving notice of a stockholder nominee, a stockholder has nominated a candidate for director according to the requirements of our Bylaws, and (ii) as of the date that notice of the meeting is given, our Board of Directors (the “Board”) considers that a stockholder candidacy has created a bona fide election contest. Cumulative voting is not authorized.
Dividend and Liquidation Rights. Each share of common stock is entitled to receive dividends if, as and when declared by Board. In the event of our liquidation or dissolution or winding up and after payment of all prior claims, holders of our common stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

Other Rights. The common stock has no preemptive, subscription, conversion or redemption rights and is not subject to any sinking fund provisions. Holders of common stock are not liable to further calls or assessment by the Company.
Preferred Stock
Our Board is authorized, without further action by our stockholders, to issue, at any time, preferred stock in one or more series, the terms of which (such as the designations, powers, and rights and preferences, including voting, dividend, dissolution, conversion, exchange and redemption rights) may be determined by the Board. The issuance of preferred stock may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Other Provisions; Provisions That May Have Anti-Takeover Effects
Delaware Law. We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless
•the transaction is approved by the Board prior to the date the interested stockholder obtained such status;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or subsequent to such date the business combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to an interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.
Advance Notice Provision. Our Bylaws provide that a stockholder must notify us in writing, within timeframes specified in the Bylaws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.
Proxy Access. Our Bylaws permit a stockholder, or a group of up to 20 stockholders, that has continuously owned for at least three years shares representing at least 3% of our outstanding common stock entitled to vote in the election of directors, and that continues to own those shares through the annual meeting, to nominate and include in our proxy materials for an annual meeting director nominees constituting up to the greater of two directors or 20% of the number of directors then in office, provided that the stockholder or group and each nominee satisfy the eligibility, notice and other requirements specified in our Bylaws.
Amendments to Bylaws. Our Bylaws may be amended by the majority of our Board without stockholder approval. Stockholders can also amend the bylaws by a majority of the voting power of the common stock entitled to vote generally in the election of directors.

Board of Directors. Our Bylaws and Certificate of Incorporation provide that the number of directors shall be fixed by resolution of the Board and any vacancies on the Board or newly-created directorships will be filled only by the Board. Our Board is not classified. Directors can be removed with or without cause by a majority of the voting power of the common stock entitled to vote generally in the election of directors.
Written Consent. Our Certificate of Incorporation and Bylaws provide that stockholders may act by written consent signed by the holders of at least 80% of the outstanding shares entitled to vote thereon.
Special Meetings. Our Bylaws provide that a special meeting of stockholders may be called by holders of at least 25% of FactSet’s issued and outstanding capital stock entitled to vote on any issue proposed to be considered at such meeting (subject to the requirements set forth in the Bylaws), or by the Chair, the Chief Executive Officer, the President or a majority of the Board.
Forum Selection. Our Certificate of Incorporation provides that, unless the Company consents otherwise (through approval of the Board) the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty, a claim against or any director or officer or other employee arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws; or a claim against us governed by the internal affairs doctrine. Our Certificate of Incorporation also provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Shareowner Services.
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